Exhibit 10.33
FUNDING AGREEMENT
     This Funding Agreement (“Agreement”) is made as of December 18, 2006 (the “Effective Date”) by and between The Stanley Medical Research Institute, a 501(c)(3) corporation organized under the laws of Connecticut and having a place of business at 8401 Connecticut Avenue, Suite 200 Chevy Chase, MD 20815 (“SMRI”), and Omeros Corporation, a corporation organized under the laws of Washington State and having its principal place of business at 1420 Fifth Avenue, Suite 2600 Seattle, WA 98101 (“Omeros”) (together with SMRI, the “Parties” and each, a “Party”).
     WHEREAS, Omeros has a program for the development of a PDE10 inhibitor as a therapeutic candidate for the treatment of schizophrenia and/or other neuropsychiatric disorders; and
     WHEREAS, SMRI desires to fund, with a combination of grant and equity financing, certain development work with respect to Omeros’ PDE10 program on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties agree as follows:
1 Certain Definitions.
1.1 Defined Terms. Following is a list of the defined terms used in this Agreement and, where applicable, the section references where they are defined.
     “Administrative Expenses” shall have the meaning set forth on Exhibit A.
     “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the

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purposes of the definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.
     “Combination Product” means any product containing both (i) the Product, and (ii) one or more other therapeutically active ingredients.
     “Commercialization Expenses” shall have the meaning set forth on Exhibit A.
     “Commercially Reasonable Efforts” shall mean the application of a material level of effort, expertise and resources that is generally consistent with industry standards for companies of Omeros’ size, capitalization and development stage to, as appropriate, research, develop and commercialize a Product where such research, development and commercialization are technically feasible, devoting the same degree of attention and diligence to such efforts that is substantially and materially consistent with industry standards for companies of Omeros’ size, capitalization and development stage and for products at a comparable stage of development, with the objective of launching Products in one or more countries as soon as commercially practicable.
     “Commercial Sale” means sale of the Product by Omeros, its Affiliates or licensees, following Regulatory Approval. Sales for test marketing, sampling, promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a Commercial Sale.
     “Confidentiality Agreement” shall have the meaning set forth in Section 3.2.

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     “Cost of Goods Sold”. shall have the meaning set forth on Exhibit A.
     “Currency Adjustments” shall have the meaning set forth on Exhibit A.
     “Direct Investment” means all internal and external expenses directly attributable to the Program, including, without limitation, all related research and development costs (including, without limitation, clinical, regulatory and Patents costs), program acquisition costs, FTE costs, dedicated equipment and laboratory supplies, and laboratory space.
     “Early Royalties” shall have the meaning set forth in Section 2.6.
     “FDA” means the United States Food and Drug Administration, or any successor entity.
     “First Commercial Sale” means the first Commercial Sale to a third party.
     “FTE” shall mean the equivalent of a full-time employee’s working days over a twelve (12) month period (including normal vacations, sick days and holidays). The portion of an FTE devoted by an employee to a Program over a year shall be determined by dividing the number of full days during any twelve (12)-month period devoted by such employee to the program by the total number of working days during the twelve (12)-month period.
     “Grant Funds” shall mean grant funds paid to Omeros under the Agreement by SMRI.
     “Intellectual Property Rights” means all of the following, whether U.S. or non-U.S.: (a) Patents; (b) trademarks, service marks, trade dress, logos, tradenames, service names, domain names, Internet websites and corporate names and registrations and applications for registration thereof; (c) copyrights, copyrightable works, and registrations and applications for registration

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thereof, including copyrights relating to computer programs; (d) mask works and registrations and applications for registration thereof; (e) trade secrets; (f) computer programs; (g) biological materials, bioassays, cell lines, clones, molecules, protocols, reagents, experiments, lab results, tests and all other tangible or intangible proprietary information; and (h) other proprietary rights whether or not relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions).
     “Interruption” shall occur if at any time before the First Commercial Sale of a Product, Omeros, its Affiliates, licensees, sublicensees, transferees and/or successors, all cease to conduct, or to cause to have conducted Commercially Reasonable Efforts with respect to the research, development and/or commercialization of a Product, including without limitation regulatory, patent and business partnering activities concerning a Product, for a period of [†] consecutive days; provided, however, that any cessation of such activities due to a regulatory process, availability of compounds, materials or necessary processes, the procurement of Intellectual Property Rights, any dispute or legal proceeding concerning third party Intellectual Property Rights that are necessary to the research, development and/or commercialization of a Product, or any other material factor not reasonably within Omeros’, its Affiliates’, licensees’, transferees’ and/or successors’ control (e.g., strikes, terrorism, natural disasters, war), that renders the research, development and/or commercialization impracticable shall be excused and shall not constitute an Interruption.
     “Interruption License” shall have the meaning set forth in Section 3.1.4.
     “IPO” shall have the meaning set forth in Section 2.3.1.

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     “JPAC” shall have the meaning set forth in Section 3.7.1.
     “JPAC Reports” shall have the meaning set forth in Section 3.7.1.
     “Milestone” shall have the meaning set forth in Section 2.2.2.
     “Net Income” shall have the meaning set forth on Exhibit A.
     “Net Program Conveyance Proceeds” shall have the meaning set forth in Section 2.6.
     “Net Sales” shall have the meaning set forth in on Exhibit A.
     “Omeros Designee” shall have the meaning set forth in Section 3.7.1.
     “Patents” means inventions, patents, patent applications (including provisional applications), patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, registrations, applications for registrations and any term extension or other governmental action which provides rights beyond the original expiration date of any of the foregoing.
     “PDE10” means phosphodiesterase 10.
     “Phase 2 Clinical Trial” means a human clinical trial evaluating the efficacy and safety of the Product in any country that would satisfy the requirements of 21 CFR §312.21(b).
     “Phase 3 Clinical Trial” means a human clinical trial evaluating the efficacy and safety of the Product in any country that would satisfy the requirements of 21 CFR §312.21(c).

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     “Product” means any therapeutic product developed under this Agreement that inhibits or modulates PDE10.
     “Program” means research and development activities, including without limitation clinical and regulatory activities, relating to PDE10 and the development of the Product.
     “Program IP” shall have the meaning set forth in Section 3.1.1.
     “Program Conveyance” shall have the meaning set forth in Section 2.6.
     “Regulatory Approval” means an approval, if any, by the health regulatory authority in a given country or jurisdiction, required for the sale/marketing and, if necessary, pricing of the Product for use in humans for a given indication.
     “Royalties” shall have the meaning set forth in Section 2.5.
     “SEC” means the United States Securities and Exchange Commission, or any successor entity.
     “Series E Shares” shall have the meaning set forth in Section 2.2.1(b).
     “SMRI Designee” shall have the meaning set forth in Section 3.7.1.
     “SMRI Royalty Share” shall have the meaning set forth in Section 2.5.
     “SPA” shall have the meaning set forth in Section 2.2.1(b).
     “Third Party Expenses” shall have the meaning set forth in Section 5.9.

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     “Third Party Royalties” shall have the meaning set forth on Exhibit A.
2 The Funding.
2.1 The Funds. SMRI shall provide Omeros with up to nine million dollars ($9,000,000) of combined equity and grant funding set forth below.
2.2 Disbursement of Funds to Omeros.
2.2.1 Upfront Payment. Upon execution of this Agreement, SMRI shall:
     (a) make a cash payment of $1.3M to Omeros as Grant Funds; and
     (b) purchase $1.3M of Omeros Series E preferred stock (the “Series E Shares”) at a purchase price per share of $5.00, pursuant to the Series E Preferred Stock Purchase Agreement dated March 16, 2004 as attached hereto as Exhibit B including the most recent Addendum thereto substantially in the form included in Exhibit B (collectively the “SPA”). Upon the purchase of such Series E Shares, SMRI shall also execute and become a party to that certain Amended and Restated Investors’ Rights Agreement, attached hereto as Exhibit C, by and among Omeros and certain investors named therein.
2.2.2 Milestones. In addition to the Upfront Payment set forth above, SMRI may at its option make the following additional payments: (i) further equity investments in Omeros in accordance with Section 2.3 below; and (ii) further grant funding upon achievement of the following milestones (the “Milestones”).

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Grant
Stage	Payment Milestone	Equity	Funding
Preclinical Development	Upon achievement of a Product candidate that meets the following preclinical criteria:	Up to $1.2MM	Up to $1.9MM

[†]

Phase 1 Clinical Program	Upon filing of Investigational New Drug Application with the FDA	Up to $0.6MM	Up to $2.7MM

Totals (including Upfront Equity and Grant Payments)		Up to $3.1MM	Up to $5.9MM
2.2.3 Achievement of Milestones. Upon achievement of a Milestone, Omeros shall notify SMRI as set forth in Section 3.7.2 below. SMRI and Omeros shall meet promptly, in person or by teleconference, in order to determine whether SMRI will make and Omeros will accept a further equity investment plus associated grant funding with respect to such Milestone up to the amounts set forth in Section 2.2.2 as may be mutually agreed. SMRI shall make any agreed upon further payments of further equity investment plus associated grant funding to Omeros within thirty (30) days of determination of the JPAC that a Milestone has been satisfied and achieved. It is the intent of the Parties that the total equity investment(s) made by SMRI under this Agreement equal 34-35% of the total funding (including equity investments plus Grant Funds) provided by SMRI to Omeros under this Agreement.
2.3 Equity for Milestone Payments.
2.3.1 Terms of Investment. The equity purchased by SMRI for the Milestones shall be either (i) Series E Shares in accordance with the SPA, if purchased prior to Omeros’ initial public offering (“IPO”) or (ii) unregistered common stock of Omeros, registrable within 90 days of issuance and priced at the average closing ask price for Omeros’ common stock for the five trading days

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preceding the closing of the equity investment, less a discount of 0 to 10%, such discount to be mutually agreed by Omeros and SMRI, if purchased after the IPO. Omeros shall provide SMRI written notice in the event that it files a Form S-1 with the United States Securities and Exchange Commission (the “SEC”) within ten (10) days following such filing.
2.3.2 Option to Purchase Equity Early. During a thirty (30)-day period following receipt by SMRI of notification of Omeros’ filing of Form S-1 with the SEC, SMRI shall have the right to purchase Series E Shares at a purchase price of five dollars ($5.00) per share, provided, such equity investment is made concurrent with payment by SMRI to Omeros of the corresponding grant funding.
2.4 Additional Funding. SMRI may optionally purchase additional equity in Omeros and/or provide Omeros with additional grant funding, subject to the mutual agreement of the Parties. Such additional investment may be in an amount equal to as much as [†] of the total costs associated with the Phase 2 Clinical Trials and Phase 3 Clinical Trials for the Product candidate. The parties agree to negotiate in good faith concerning such additional funding; provided, however, SMRI shall not be obligated to make such additional equity investment or pay such additional grant funding, and Omeros shall not be obligated to sell such additional equity or accept such additional grant funding.
2.5 SMRI Royalty. In consideration of SMRI’s payment of the Grant Funds and its agreement to license Program IP to Omeros, except as provided in Section 2.6, beginning the first calendar year after the First Commercial Sale occurs, Omeros shall pay SMRI royalties (“Royalties”) equal to [†] of Omeros’ Net Income in any given year (the “SMRI Royalty Share”) subject to maximum payment amounts as follows:

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Royalty Equal to the
following multiple of
Royalties	Grant Funds
1. For any portion of Grant Funds paid within [†] of date of receipt by Omeros of such portion of the Grant Funds	[†]

2. For any portion of the Grant Funds remaining after payments in subparagraph 1 above that are repaid within [†] of date of receipt by Omeros of such portion of the Grant Funds	[†]

3. For any portion of the Grant Funds remaining after payment in subparagraph 2 above that are repaid within [†] of the date of receipt by Omeros of such portion of the Grant Funds	[†]
     Omeros shall pay the SMRI Royalty Share within sixty (60) days of the end of each calendar quarter. Omeros may prepay the royalty set forth in the table above, at any time, without penalty or premium, at its option. If there are no Commercial Sales of the Product, or if Omeros terminates the Program for any reason, Omeros shall have no obligation to pay Royalties thereafter.
     SMRI shall have the right to audit Omeros’ financial statements to the extent directly relevant to the computation of Omeros’ Net Income and the SMRI Royalty, at reasonable times following advance request and no more frequently that once per year. SMRI shall bear the fees and expenses in connection with any such audit, except that if an error in Omeros’ Net Income of more than five percent (5%) is discovered from any such audit, then Omeros shall bear the reasonable costs of such audit.
2.6 Assignment and Sublicensing. In the event that Omeros conveys to a third party all or substantially all of its rights to and title in the Program, by assignment, sale, exclusive license/sublicense or other conveyance, including all rights related to the Product and the Program IP

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(a “Program Conveyance”) without reservation of any commercialization right, separate from and independently of the assignment, sale, exclusive license/sublicense or other conveyance of any other of Omeros’ programs or assets, for a net amount after deducting (a) all of Omeros’ costs associated with such sale and (b) Omeros’ Direct Investment (“Net Program Conveyance Proceeds”), that exceeds Omeros’ Direct Investment, Omeros shall make early payment of the SMRI Royalty up to a maximum amount equal to [†] of the total of the Net Program Conveyance Proceeds (the “Early Royalties”). The Early Royalties shall not exceed the total of the Grant Funds multiplied by the applicable multiple set forth in Section 2.5. The obligation to pay royalties remaining after any Early Royalty payment in accordance with the preceding sentence of this Section 2.6 shall be assumed by any third party assignee or other successor of title to the Program as provided in Sections 5.2 and 5.3, and shall be retained by Omeros in the case of any license/sublicense of the Program.

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3 Intellectual Property; Confidentiality; Indemnification; Covenants.
3.1 Intellectual Property.
3.1.1 Ownership. All Intellectual Property Rights created, conceived or reduced to practice in connection with the Program and during the course of this Agreement by Omeros and/or by SMRI (the “Program IP”), as well as all of Omeros’ pre-existing Intellectual Property Rights related to PDE10, shall be owned by Omeros. SMRI shall, and hereby does, grant an exclusive license to Omeros to any and all of SMRI’s other right, title and interest in and related to any Program IP (and shall require and cause SMRI’s employees and contractors to assign all of their rights, title and interest in and to any Program IP to SMRI. Further, SMRI shall execute and deliver (and shall require and cause its employees and contractors to execute and deliver), upon the request of Omeros, any assignments, powers of attorney, declarations or other instruments, and take any actions, as may be necessary or desirable to confirm Omeros’ ownership of the Program IP and to assist Omeros in applying for, prosecuting, maintaining and enforcing the Program IP including any Patent included therein.
3.1.2 No Rights in Omeros’ Intellectual Property. Except as provided in Section 3.1.4, there shall be no license, express or implied, granted to SMRI in connection with this Agreement to any of Omeros’ Intellectual Property, including without limitation, the Program IP.
3.1.3 Abandonment. Notwithstanding any contrary provision contained herein, prior to Omeros (or any Affiliate, licensee, sublicensee, transferee or successor of Omeros) abandoning any Patent or patent application related to the Program IP (including abandonment for failure to pay any required

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fees), Omeros shall promptly notify SMRI, or cause SMRI to be notified, of such pending abandonment, whereupon SMRI shall have the right and opportunity to assume title to the applicable Patent and/or patent application and to maintain the issued patent or continue the prosecution of the patent application at SMRI’s own expense. Omeros hereby agrees to exercise its good faith efforts to obtain such consents, on SMRI’s behalf, as may be necessary, advisable and/or appropriate for SMRI to exercise its rights under this Section 3.1.3. Thereafter, prior to SMRI (or any Affiliate, licensee, sublicensee, transferee or successor of SMRI) abandoning any such assumed Patent or patent application related to the Program and any Product, Omeros shall have the right and opportunity to reassume title to such assumed Patent or patent application under the same conditions as provided for SMRI above in this subsection 3.1.3.
3.1.4 Interruption License. Effective as of the Effective Date, Omeros hereby grants to SMRI with respect to the Program the following option to take a license (the “Interruption License”), which shall become exercisable by SMRI in the event of an Interruption:
     (a) An exclusive (even as to Omeros except for research purposes) worldwide license, with the right to sublicense, under the Program IP to develop, manufacture, have manufactured, use, sell, offer to sell and import Products, together with a nonexclusive worldwide license, with the right to sublicense, to any other Intellectual Property Right in the Program solely to the extent necessary for SMRI to develop, manufacture, have manufactured, use, sell, offer to sell and import Products.
     (b) In the event that Omeros transfers all or substantially all of its rights and obligations to develop and commercialize a Product to a third party by virtue of a Program Conveyance, Omeros shall use reasonable good faith efforts to obtain reversion rights from the third party. The time

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required for such rights to revert to Omeros shall be excused and shall not constitute an Interruption. Upon reversion to Omeros of such rights in the Product, the Interruption License shall again become exercisable by SMRI in the event of an Interruption, in which case such reversion rights shall flow to the benefit of SMRI. Except for such reversion rights that Omeros might obtain from any third party, such third party shall not be subject to the obligations of the Interruption License.
     (c) The Interruption License shall be deemed to constitute intellectual property as defined in Section 365(n) of the U.S. Bankruptcy Code. Omeros agrees that SMRI, as a licensee of such rights, shall retain and may exercise all of its rights and elections under the U.S. Bankruptcy Code; provided, however, that nothing in this Agreement shall be deemed to constitute a present exercise of such rights and elections.
     (d) In connection with this Section 3.1.4, Omeros shall deliver to SMRI, within thirty (30) days of the occurrence of an Interruption, all materials and data generated in the performance of the Program, and all other materials and data that Omeros may own and/or control that are required by SMRI to use and practice and applicable technology.
     (e) In the event that the Interruption License becomes effective, in lieu of any other royalties pursuant to this Agreement (other than royalties or payments under Sections 2.5 and 2.6 previously paid by Omeros to SMRI in accordance with this Agreement), the Parties shall share equally any amount SMRI receives with respect to the Program or any Product (including amounts received in connection with sublicenses of the Interruption License), provided that, SMRI’s share shall increase and Omeros’ share shall decrease by [†] SMRI spends in addition to the Grant Funds and equity investment pursuant to this Agreement with respect to the research, development and/or

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commercialization of the Product after the effective date of the Interruption License, except that, in no event shall Omeros’ share decrease below [†]. Thus, for example, if SMRI’s expenditures after the effective date of the Interruption License are [†], SMRI’s share will increase to [†] and Omeros’ share will decrease to [†].
3.2 Confidentiality; Use of Names. The terms and existence of this Agreement, as well as any information disclosed to SMRI by Omeros in connection with this Agreement and the Program, including without limitation the Program reporting pursuant to Section 3.7, shall be considered “Confidential Information” and subject to, and governed by, the terms of that certain Confidentiality Agreement by and between SMRI and Omeros dated August 8, 2006 (the “Confidentiality Agreement”); provided, however, that each party shall be permitted to disclose the terms and existence of this Agreement to its respective employees, officers, directors, consultants and professional advisors, and Omeros shall be permitted to disclose the terms and existence of this Agreement to its current and prospective shareholders, investors and commercial partners. Except as permitted above in this Section 3.2 with respect to disclosure of the existence and terms of this Agreement, neither party shall use the other party’s name without the other party’s written consent, including without limitation for any promotional or marketing purposes.
3.3 Indemnification. Omeros agrees to indemnify, defend, and hold SMRI harmless from and against any liability, losses, damages, and expense (including reasonable attorney’s fees and costs) arising from any third party claim, action or proceeding to the extent shown by a court of competent jurisdiction to have arisen from: (a) injuries to persons or damages which occur on Omeros’ premises, (b) the negligence or intentional misconduct of Omeros, except in each of (a) and (b), to

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the extent caused by the negligence or intentional misconduct of SMRI, and (c) the knowing infringement of any patent by Omeros. In the event of an Interruption and exercise by SMRI of its option to take an Interruption License under Section 3.1.4 herein, SMRI agrees to indemnify, defend, and hold Omeros harmless from and against any liability, losses, damages, and expense (including reasonable attorney’s fees and costs) arising from any third party claim, action or proceeding to the extent shown by a court of competent jurisdiction to have arisen from: (a) injuries to persons or damages which occur on SMRI’s premises, (b) the negligence or intentional misconduct of SMRI, except in each of (a) and (b), to the extent caused by the negligence or intentional misconduct of Omeros, and (c) the knowing infringement of any patent by SMRI.
3.4 Insurance. Omeros shall maintain at its own expense, with a reputable insurance carrier reasonably acceptable to SMRI, coverage for Omeros, its Affiliates, and their respective employees written on a per occurrence basis, commensurate with a reasonable assessment of the risks associated with the research efforts being conducted by Omeros, which insurance will name SMRI as an additional insured. Such insurance shall include without limitation errors and omissions insurance encompassing claims relating to the performance and lack of performance of Omeros’ obligations under this Agreement and comprehensive general liability insurance for claims relating to the performance and lack of performance of Omeros’ obligations under this Agreement and comprehensive general liability insurance for claims for damages arising from bodily injury (including death) and property damages arising out of acts or omissions of an Omeros Party which will be specifically endorsed to cover Omeros’ indemnification obligations under Section 3.3. Maintenance of such insurance coverage will not relieve Omeros of any responsibility under this Agreement for damages in excess of insurance limits or otherwise. On or prior to the Effective Date,

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Omeros shall provide SMRI with an insurance certificate from the insurer(s) evidencing each insurance coverage and the insurer’s agreement to notify SMRI at least sixty (60) days in advance of any cancellation or modification of such insurance coverage. At its request, SMRI may review Omeros’ insurance coverage with relevant Omeros officials from time to time.
3.5 DISCLAIMER OF WARRANTY; LIMITATION OF LIABILITY. THE PARTIES RECOGNIZE THAT RESEARCH AND DEVELOPMENT IS INHERENTLY UNCERTAIN AND NONE OF THE PARTIES HERETO MAKE ANY REPRESENTATIONS, WARRANTIES, OR GUARANTIES OF ANY KIND WITH RESPECT TO THE SUCCESS OF THE PROGRAM OR THE PRODUCT. EXCEPT WITH RESPECT TO BREACHES OF THE CONFIDENTIALITY AGREEMENT OR THE INTELLECTUAL PROPERTY PROVISIONS OF SECTION 3.1 ABOVE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY HERETO, OR TO ANY THIRD PARTY, FOR ANY LIABILITY, DAMAGES, OR EXPENSE INCLUDING SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL DAMAGES OR OTHER ECONOMIC LOSS IN CONNECTION WITH THIS AGREEMENT.
3.6 Operation of the Program.
3.6.1 General. Subject to Section 3.6.2 below, Omeros shall (i) use Commercially Reasonable Efforts to achieve the milestones set forth herein and ultimately commercialize a Product, (ii) use the Grant Funds furnished by SMRI solely for the Program in Omeros’ sole discretion; provided that, it is Omeros’ intention to expend amounts on the Program that exceed the Grant Funds and amounts of SMRI’s equity investment under this Agreement.

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3.6.2 Personnel; Outsourcing. Omeros will maintain an in-house chemist to supervise, and consulting chemists to assist with, the Program, which chemists shall be reasonably acceptable to and approved by SMRI, such approval not to be unreasonably conditioned, withheld or delayed. SMRI agrees that [†], Omeros’ Senior Group Leader, Medicinal Chemistry, with support from consultants [†], are acceptable to SMRI for purposes of this Section 3.6.2. Further, SMRI shall have the right to approve contract research organizations and consultants selected for outsourced chemistry work, such approval not to be unreasonably conditioned, withheld or delayed.
3.7 Joint Program Advisory Committee; Program Reporting.
3.7.1 Composition and Purposes. During the term of the Research Program, a Joint Program Advisory Committee (“JPAC”) shall facilitate communication between the Parties, and make recommendations, with respect to the Program. The JPAC shall consist of four (4) members, two (2) of whom shall be designated by Omeros (the “Omeros Designees”), and two (2) of whom shall be designated by SMRI (the “SMRI Designees”). Each party (a) shall select a Program Coordinator from among its designees to the JPAC (who may be changed at any time or from time to time by such Party), and (b) may change any of its designees to the JPAC at any time or from time to time. The Program Coordinator of Omeros shall serve as the Chairperson of the JPAC. The initial Omeros Designees and the initial SMRI Designees shall be identified by the respective Parties within thirty (30) days of the execution of this Agreement.
     Without limiting the generality of the foregoing, the JPAC shall:

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     (a) consider, review, reevaluate and discuss the research plan, evaluate any proposed revisions to the research plan, and give its recommendations regarding any proposed amendments to the research plan;
     (ii) monitor the progress of the Program, and make recommendations to Omeros’ research team as needed on next steps to implement the Program;
     (iii) determine whether the Milestones have been satisfied and achieved; and
     (iv) provide periodic meeting reports on the status of the Program to SMRI (the “JPAC Reports”), which JPAC Reports shall not include the chemical structure of any Products or Product candidates in recognition of the serious harm to the Program and Omeros that could result from the disclosure of such structures.
3.7.2 Meetings. The JPAC shall meet no less frequently than once in each six (6) month period during the Research Program; provided, however, that the JPAC shall meet more frequently if requested by either Program Coordinator. The first meeting of the JPAC shall be held within ninety (90) days of the Effective Date. Meetings of the JPAC shall be held at such times and locations as may be mutually agreed upon by the Program Coordinators, which times and locations shall be communicated in writing (including, without limitation, by email) to the other members of the JPAC with reasonable advance notice of the meeting. Members of the JPAC may attend each meeting either in person or by means of telephone or other telecommunications device that allows all participants to hear and speak at such meeting simultaneously. At least ten (10) business days prior to each meeting, Omeros shall deliver (including by email) to SMRI a written report detailing the

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progress made on the Program since the last meeting of the JPAC. Within twenty (20) days after the date of each meeting, the Omeros Designees shall prepare and deliver (including by email) to the SMRI Designees written minutes of such meeting setting forth in detail all discussions and/or recommendations of the JPAC made at such meeting, which such minutes shall be subject to the prior approval of SMRI’s Program Coordinator, but which minutes shall not include the chemical structure of any Products or Product candidates.
3.7.3 Expenses. Each Party shall pay its own expenses (including travel and lodging expenses) incurred in connection with its participation on the JPAC.
3.7.4 Reporting. After the completion of the Program and until the First Commercial Sale, Omeros shall report in writing on an annual basis on the progress of the Program.
3.8 Board. At Omeros’ request and discretion, [†], will join Omeros’ Board of Directors. It is understood that, if [†] joins Omeros’ Board, he would attend some Board Meetings by videoconference or teleconference. Omeros would provide [†] with Directors’ and Officers’ liability coverage and an indemnification agreement (attached hereto as Exhibit D) consistent with coverage and indemnification provided to other members of Omeros’ Board. Such coverage and/or indemnification agreement may be amended in connection with Omeros’ IPO. In keeping with legal requirements for Washington corporations, [†] will be subject to the normal fiduciary and confidentiality obligations of a board member. It is anticipated that Omeros will keep SMRI informed of the progress of the Program through the JPAC Reports.
4 Term and Termination.

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4.1 Term. The term of this Agreement shall commence on the Effective Date and shall extend, unless sooner terminated in accordance with the provisions of this Section 4, until the date that Omeros has fulfilled its Grant Funds repayment obligations, if any, pursuant to this Agreement.
4.2 Mutual Agreement. The Parties may terminate this Agreement at any time by written agreement of Omeros and SMRI.
4.3 Termination for Breach.
4.3.1 In the event that Omeros shall be in material breach or default of a material obligation under this Agreement or the Confidentiality Agreement and shall fail to remedy such breach or default within sixty (60) days after receipt of written notice thereof given by SMRI, SMRI shall be entitled to terminate this Agreement upon written notice to Omeros at any time after such sixty (60) day period.
4.3.2 In the event that SMRI shall be in material breach or default of a material obligation under this Agreement or the Confidentiality Agreement and shall fail to remedy such breach or default within sixty (60) days after receipt of written notice thereof given by Omeros, Omeros shall be entitled to terminate this Agreement upon written notice to SMRI at any time after such sixty (60) day period.
4.4 Survival. Termination of this Agreement for any reason shall not release a Party from any liability which at the time of such termination has already accrued to the other Party, including Omeros’ remaining obligations, if any, to complete repayment of the Grant Funds pursuant to this Agreement. The terms of Sections 2.5, 2.6, 3.1, 3.2, 3.4, Section 5 and this Section 4.4 shall survive

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any termination or expiration of this Agreement, except that the terms of Subsection 3.1.4 (Interruption License) shall not survive the termination of this Agreement under Section 4.3.2 of this Agreement due to SMRI’s material breach or default. Except as otherwise provided in this Section 4.4, all rights and obligations of the Parties under this Agreement shall terminate upon the expiration or termination of this Agreement.
5 Miscellaneous.
5.1 Notice. Any notice or other communication required by this Agreement shall be made in writing and given by prepaid, first class, certified mail, return receipt requested, and shall be deemed to have been served on the date received by the addressee at the following address or such other address as may from time to time be designated by the recipient Party in writing:
If to SMRI:
The Stanley Medical Research Institute
8401 Connecticut Avenue, Suite 200
Chevy Chase, MD 20815
Attn: Executive Director
With copies to:
Bingham McCutchen
3000 K Street, N.W., Suite 300
Washington, DC 20007
Attn: Kenneth I. Schaner, Esq.
If to Omeros:
Omeros Corporation
1420 Fifth Avenue, Suite 2600
Seattle, WA 98101
Attn: Chief Executive Officer

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With copies to:
Omeros Corporation
1420 Fifth Avenue, Suite 2600
Seattle, WA 98101
Attn: General Counsel
5.2 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that Omeros may assign this Agreement, without such prior written consent, to a third party that succeeds to all or substantially all of Omeros’ business and assets relating to this Agreement whether by sale, merger, acquisition, change of control, operation of law or otherwise; provided that any such permitted assignee or transferee shall be bound by the terms and conditions of this Agreement except as provided in Subsection 3.1.4(b) above.
5.3 License. Omeros may, at its sole discretion, license any or all of the rights in the Product and/or the Program to any third party. Should Omeros choose to enter into such a licensing arrangement, the Parties shall remain bound to the terms and conditions of this Agreement.
5.4 Disclosure. In the event that Omeros terminates the Program due to lack of commercial viability of the Product, Omeros shall, subject to applicable legal and regulatory requirements, disclose such termination to its shareholders.
5.5 Entire Agreement. This Agreement together with the Confidentiality Agreement set forth the entire agreement between the Parties with respect to the subject matter herein and replace and supersede all prior discussions and agreements between them with respect to such subject matter hereof. This Agreement and the Confidentiality Agreement may not be changed or modified except by written agreement of the Parties.

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5.6 Relationship of the Parties. Nothing in this Agreement shall be construed to create a partnership or joint venture between the Parties, nor shall any Party’s employees or agents be considered the employees or agents of any other. Neither Party shall have any express or implied right or authority to assume or create any obligation on behalf of, or in the name of, the other Party or to bind the other Party to any contract, agreement or other obligation with any third party.
5.7 Governing Law. This Agreement and performance by the parties hereunder shall be construed in accordance with the laws of the State of Washington, U.S.A., without regard to provisions on the conflicts of laws.
5.8 Publicity. Omeros shall have the sole right to issue a press release announcing the transactions contemplated by this Agreement, subject to SMRI’s prior approval of the text of such press release, which shall not be unreasonably conditioned, withheld or delayed.
5.9 Expenses. All fees and expenses incurred in connection with this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, [†]. No broker fees shall be paid in connection with any funding provided to Omeros by SMRI.
5.10 Headings; Signatures. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement. Any reference to “third party” in this Agreement shall mean any person or entity which is not a

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Party, including, without limitation, any affiliate of any Party. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.
5.11 Waiver. No waiver by a Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by a Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
5.12 Validity of Agreement. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

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     IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement.

THE STANLEY MEDICAL		OMEROS CORPORATION
RESEARCH INSTITUTE

By:	/s/ Michael B. Knable	By:	/s/ Gregory A. Demopulos

Name:	Michael B. Knable, DO	Name:	Gregory A. Demopulos, M.D.
Title:	Executive Director	Title:	Chairman & CEO

Date:	12/18/06	Date:	12/15/06

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Signature Page to Funding Agreement

Exhibit Index

Exhibit	Description

Exhibit A	Certain Defined Terms

Exhibit B	Form of Stock Purchase Agreement

Exhibit C	Form of Investors’ Rights Agreement

Exhibit D	Form of Indemnification Agreement

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Exhibit Index to Funding Agreement

EXHIBIT A
DEFINED TERMS RELATING TO NET INCOME AND COMMERCIALIZATION EXPENSES
“Net Income” means income resulting from the Commercial Sale of the Product by Omeros, or its Affiliate or sublicensee, and shall be equal to Net Sales minus Commercialization Expenses minus an assumed income tax rate of thirty percent (30%) after taking into account the deduction accorded Omeros for purposes of calculating taxable income for royalties payable to SMRI pursuant to this Agreement.
“Net Sales” means the amount invoiced or otherwise billed by Omeros or its Affiliates or its licensees for sales of the Product to a third party purchaser, less the following to the extent included in such billing or otherwise actually allowed or incurred with respect to such sales:
     (a) trade and quantity discounts other than early pay cash discounts and which effectively reduce the selling price and are appropriately deducted from sales under appropriate accounting principles, consistently applied;
     (b) returns, rebates, chargebacks and other allowances;
     (c) retroactive price reductions that are actually allowed or granted;
     (d) sales commissions paid to third party distributors and/or selling agents, in amounts customary to the trade;
     (e) a fixed amount equal to [†] of the amount invoiced to cover bad debt, sales or excise taxes, early payment cash discounts, transportation and insurance, custom duties, and other governmental charges; and
     (f) the standard inventory cost of devices or delivery systems used for dispensing or administering the Product (such as syringes and inhalation devices, but excluding packaging).
     With respect to sales of Combination Products, Net Sales in any country shall be calculated on the basis of the gross invoice price of the Product sold in that country in the absence of the one or more additional therapeutically active ingredients contained in the Combination Products. In the event that the Product is sold in a country only as a Combination Product, Net Sales shall be calculated on the basis of the gross invoice price of the Combination Product multiplied by a fraction, the numerator of which shall be the average gross invoice price (converted to United States Dollars) of the Product in any country(ies) in which the Product is sold in the absence of the one or more additional therapeutically active ingredients contained in the Combination Product and the denominator of which shall be the average gross invoice price (converted to United States Dollars) of the Combination Product in those same countries. In the event that the Product is sold only as the Combination Product in a country and only as the Product alone in any and all other countries in which the Product is sold, the Net Sales for the Combination Product shall be calculated based on the

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average gross invoice price (converted to United States Dollars) of the Product sold in such other country(ies). The deductions set forth in paragraphs (a) through (f) above will be applied in calculating Net Sales for a Combination Product. In the event that the Product is not sold anywhere in the world as the Product alone and is sold only as a Combination Product, Omeros shall reasonably determine the value of the Product relative to the other therapeutically active ingredients contained in the Combination Product.
“Commercialization Expenses” means Cost of Goods Sold, plus Marketing Expenses plus Administrative Expenses, plus Third Party Royalties plus Currency Adjustments.
“Cost of Goods Sold” If the Product is manufactured by one or more third parties, The Cost of Goods Sold shall equal the actual costs incurred and payable to such third part(ies) by Omeros for such manufacture (including importation, transportation, handling and logistic charges for delivery to Omeros to the extent incurred by Omeros and any applicable royalties, other than Third Party Royalties, payable by Omeros). Cost of Goods Sold shall also include any inventory-related costs incurred prior to First Commercial Sale to ensure supply of the Product for First Commercial Sale. If the Product is manufactured by Omeros, then the “Cost of Goods Sold” shall mean Omeros’ actual fully burdened cost for manufacturing the Product, determined in accordance with generally accepted accounting principles, consistently applied.
“Marketing Expenses” means all direct selling, promotional and medical expenses (including costs of post-approval clinical studies of the Product) incurred with respect to detailing, distribution and sampling and marketing of the Product.
“Administrative Expenses” means indirect expenses incurred in supporting the commercialization of the Product following commercial launch of the Product.
“Third Party Royalties” means any royalty or other fee payments to any third party paid directly on the manufacture, importation, use, offer for sale or sale of the Product in order to avoid infringement of any third party right with respect to the manufacture, importation, use, offer for sale or sale of the Product.
“Currency Adjustments” means quarterly adjustments to actual amounts received by Omeros for that portion of Net Sales of the Product received in currencies other than United States Dollars.

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